RESTRUCTURING AGREEMENT

         This Restructuring Agreement (the "Agreement") is entered into as of this 4th day of January 2007 (the "Execution Date") by and between:

(1) TRUE PRODUCT ID, INC. ("TPID"), a Delaware corporation, formerly known as OnTV, Inc. ("ONTV"), with an address at 2600 Centre Square West, 1515 Market Street, Philadelphia, PA 19102; and

(2) SURE TRACE SECURITY CORPORATION ("SSTY"), a Utah corporation, with an address at 1615 Walnut Street, 3rd Floor, Philadelphia, PA 19102; and

(3) SURE TRACE ASIA LIMITED, later renamed and also known as True Product ID Technology Limited ("STA"), a Hong Kong company, with an address at Suite 1005, Allied Kajima Building 138, Gloucester Road, Hong Kong; and

(4) WILLIAM CHAN, also known as CHAN WAI KEUNG, an adult individual and Hong Kong citizen, with an address at Suite 1005, Allied Kajima Building 138, Gloucester Road, Hong Kong.

SSTY and TPID are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                    RECITALS:

         WHEREAS, SSTY (whether directly by itself and/or indirectly through its affiliates, STA and William Chan) currently holds a forty percent (40%) ownership interest in a Chinese joint venture company called True Product ID Technology (Beijing) Limited (the "Chinese Joint Venture") (All of SSTY's and/or STA's and William Chan's current or future interest in the Chinese Joint Venture are hereinafter collectively referred to as "SSTY's Chinese JV Interest");

         WHEREAS, in March 2006 SSTY acquired the controlling interest in ONTV (subsequently renamed TPID) through, inter alia, the purchase of ONTV stock in exchange for cash and the grant to ONTV of a license from SSTY to certain technology and contractual rights held by SSTY (the "Acquisition");

         WHEREAS, SSTY received approximately 200 million shares of TPID (formerly ONTV) as a result of the Acquisition and subsequent increase in authorized shares and forward split, which SSTY issued to its shareholders as a dividend, and which the Parties explicitly agree is, by itself, more than adequate consideration for the Acquisition;

         WHEREAS, as of the Execution Date, SSTY owes the former owners of ONTV a balance of funds (excluding interest and penalties) in connection with the acquisition of ONTV (the "Owed Acquisition-Related Balance"), in the amount of approximately Two Hundred Eighty-Five Thousand United States Dollars (US$285,000), in addition to the six million common shares of TPID described in subsection 4.3(c) below;

         WHEREAS, SSTY and ONTV entered into a licensing agreement dated March 16, 2006 (the "March 16, 2006 Licensing Agreement"), in which SSTY licensed to ONTV, inter alia, certain contractual rights of SSTY in exchange for, inter alia, a royalty, a monthly fee, and repayment;

         WHEREAS, SSTY and ONTV entered into an agreement dated March 17, 2006 (the "March 17, 2006 Agreement"), in which ONTV acquired a license to certain technology owned by SSTY in exchange for, inter alia, 52,349,249 shares of ONTV common stock and 16,000 shares of ONTV Series B Preferred Stock (collectively, the "Subject Shares");

         WHEREAS, in May 2006 ONTV subsequently changed its name to True Product ID, Inc. ("TPID");

         WHEREAS, as a result of the above transactions, TPID is no longer a subsidiary of, or in any way affiliated with, SSTY. Rather, TPID is an independent entity separate from SSTY, which does not own any interests in TPID;

         WHEREAS, the Parties, STA, and William Chan have agreed to restructure their contractual arrangements in accordance with the terms and conditions of this Agreement;

         WHEREAS, in connection with, as part of, and to induce the execution of, this Agreement, the Parties have agreed to certain restrictive covenants regarding confidentiality, non-solicitation, and non-competition. Without the Parties' complete agreement to adhere to these restrictive covenants and the provisions of Section 4 of this Agreement, the Parties would not have entered into this Agreement;

         NOW, THEREFORE, in consideration of the payments and other benefits as set forth herein, the mutual covenants and promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, STA, and William Chan agree as follows:

                                    ARTICLE I
                 TRANSFER OF SSTY'S CHINESE JV INTEREST TO TPID

         1.0. Subject to the terms and conditions of this Agreement, in return for the consideration set forth in Article IV of this Agreement, on the effective date defined in Section 9.17 below of this Agreement (the "Effective Date"), SSTY, STA, and/or William Chan shall transfer and/or cause to be transferred SSTY's Chinese JV Interest (as defined above) to TPID (the "Transfer").

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


                                   ARTICLE II
             TERMINATION OF THE MARCH 16, 2006 LICENSING AGREEMENT

         2.0. Subject to the terms and conditions of this Agreement, in return for the consideration set forth in Article IV of this Agreement, SSTY agrees as of the Effective Date to terminate, negate, rescind and/or void in its entirety and totality the March 16, 2006 Licensing Agreement (as defined above) and any and all past (or accrued), current, and future obligations required by or of TPID under the March 16, 2006 Licensing Agreement.

         2.1. Included amongst, without limitation, the obligations of TPID under the March 16, 2006 Licensing Agreement to be completely terminated are any and all past and/or accrued obligations which TPID may have had to SSTY prior to the Effective Date, including, but not limited to, any and all royalties, monthly fees, and repayment which TPID may have owed SSTY under the March 16, 2006 Licensing Agreement prior to the Effective Date. For the sake of clarity, as of the Effective Date, TPID shall not have any obligations at all or in any form or manner to SSTY under the March 16, 2006 Licensing Agreement.

                                   ARTICLE III
                  MODIFICATION OF THE MARCH 17, 2006 AGREEMENT

         3.0.  The March 17,  2006  Agreement,  including,  but not  limited to,
Article I of the March 17, 2006 Agreement (entitled "Agreement To Issue Stock For Technology License") and Article V, Section 5.02 of the March 17, 2006 Agreement (entitled "Shares and License"), shall be amended and modified to completely eliminate and negate any and all obligations (past, accrued, current, and future) owed by TPID (formerly ONTV) as of the Execution Date to issue any additional common shares of TPID, include, but not limited to, the issuance of the Subject Shares on or after the Execution Date, to SSTY.

         3.1. For the sake of clarity, as of the Execution Date, TPID shall have no obligations (past, current, or future) at all or in any form to issue any additional shares of TPID, including the Subject Shares (as defined above), to SSTY, and SSTY forever waives, relinquishes, and releases TPID from any claim in any form or manner arising from or related in any way to the issuance of the Subject Shares on or after the Execution Date.

         3.2. The Parties explicitly acknowledge that the Subject Shares have not been issued as of the Execution Date and that even without the Subject Shares there is adequate consideration for the Acquisition (as defined above).

         3.3. SSTY agrees to fully assist TPID and not to oppose any reasonable modification or amendment that TPID may wish to make to any filings to reflect the provisions of this Article III.


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


         3.4. To the extent that the provisions of the March 17, 2006 Agreement (other than Article I and Article V, Section 5.02 thereto) are not contradicted by or are not inconsistent with Article III of this Agreement or the Parties' intent underlying Article III of this Agreement, those provisions shall remained unchanged and in full effect. This Section 3.4 only shall supersede all provisions contained in any and all agreements (oral or written) the Parties entered or may have entered prior to, up to, and including the Effective Date, which are inconsistent with the provisions of Article III of this Agreement. For the sake of clarity, any provisions contained in any and all agreements (oral or written) the Parties entered or may have entered prior to, up to, and including the Effective Date, which are not inconsistent with the provisions of Article III of this Agreement, shall remain in effect.

                                   ARTICLE IV
                        CONSIDERATION TO BE PAID BY TPID

         4.0. Subject to the terms and conditions of this Agreement, in return for the promises, covenants and benefits given or provided by SSTY under this Agreement, as set forth in more detail in this Agreement, TPID shall remit the following consideration to SSTY (whether in cash or the assumption of debt): (a) the royalty set forth in Section 4.1 of this Agreement; (b) the TPID Post-Spinout Expenses as set forth in Section 4.2 of this Agreement; (c) the assumption by TPID of the Owed Acquisition-Related Balance subject to and as set forth in Section 4.3 of this Agreement; and (d) the cash payments set forth in
Section 4.4 below of this Agreement.

          4.1. Royalties. Subject to the terms and conditions of this Agreement, TPID agrees to pay SSTY a royalty in the amount of two percent (2%) of its gross receipts which TPID actually receives and collects from customers outside the People's Republic of China, Hong Kong, and Macau for a period of two (2) years commencing as of the Execution Date of this Agreement (the "Royalty"). Gross receipts shall be defined as the total amount of funds actually received and collected by TPID from sales relating only to anti-counterfeiting/ product authentication products or services, including sales from its affiliates and licensees and divisions, but not limited to (x) cash, money orders, and cleared checks less charges imposed by banks for clearing, deposits, re-deposits or returns and (y) cleared credit cards charges less the bank discount rate.
Revenue received and collected from foreign sources shall be at its value in U.S. dollars when received.

                  4.1.1. Audit. For the purposes of verifying the Royalty set forth in Section 4.1 above of this Agreement, SSTY shall have the right, upon at least fourteen (14) days written notice and no more than twice per calendar year, to inspect TPID's books and records and all other documents and material in the possession of or under the control of TPID with respect to the subject matter of this Agreement at the place or places where such records are normally retained by TPID. All books and records relative to TPID's obligations hereunder shall be maintained and kept accessible and available to SSTY for inspection for at least one (1) year after the date to which they pertain. In the event that an investigation of TPID's books and records is made, certain confidential and proprietary business information of TPID related to the Royalty payments may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by SSTY and shall not be used by SSTY or disclosed to any third party for a period of five (5) years from the date of disclosure, or without the prior express written permission of TPID unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on TPID's failure to pay the Royalty required under this Agreement.

         4.2. Post-Spinout Expenses. Subsequent to this Agreement and as an explicit condition of its execution by SSTY, the TPID agrees to resolve any issues relating to any and all reasonable, direct out-of-pocket expenses SSTY incurred and/or paid on TPID's behalf after TPID ceased being a subsidiary of SSTY (the "TPID Post-Spinout Expenses"). As soon as practicably possible after the Execution Date, SSTY shall provide TPID with any and all documentation and information related to any claimed TPID Post-Spinout Expenses. SSTY and TPID shall agree upon a complete list of TPID Post-Spinout Expenses to be paid by TPID (the "List") no later than forty-five (45) days from the Execution Date. The List shall be subsequently attached to this Agreement as Attachment A. TPID reserves the right not to pay any claimed TPID Post-Spinout Expense, which is not substantiated by original invoices or other proper documentation. Nothing in this Agreement shall preclude SSTY from seeking repayment of the reasonable TPID Post-Spinout Expenses. TPID acknowledges that there are, in fact, expenses that have been paid on TPID's behalf by SSTY which were and will be either made solely on behalf of TPID or should be shared/allocated between the Parties. TPID agrees to pay the amounts agreed upon in this Section 4.2 within twelve (12) months of the Effective Date hereof.

         4.3. Assumption of Certain SSTY Debt. Subject to the terms and conditions of this Agreement, TPID shall assume all outstanding payments required of SSTY to the former owners of ONTV, Inc. (the "Former ONTV Owners") to acquire the ONTV corporate shell (the "ONTV Shell Payments"), in accordance with the terms and conditions set forth in an amended payment agreement between the Former ONTV Owners and TPID (the "Amended ONTV Agreement"), which shall be approved by SSTY. Pursuant to the Amended ONTV Agreement:

         (a). Subject to the terms and conditions of this Agreement, TPID shall assume the outstanding principal balance of Three Hundred Seventy Thousand U.S. Dollars (US$285,000) SSTY owed the Former ONTV Owners as of August 2006 (the "August 2006 SSTY-ONTV Balance"). TPID shall pay the Former ONTV Owners One Hundred Thousand U.S. Dollars (US$100,000) of the August 2006 SSTY-ONTV Balance by January 31, 2007 or other subsequent date agreed to by the Former ONTV Owners. TPID shall pay the Former ONTV Owners One Hundred Eighty-Five Thousand U.S. Dollars (US$185,000) of the August 2006 SSTY-ONTV Balance by March 31, 2007 or other subsequent date agreed to by the Former ONTV Owners. In return for, inter alia, waiving US$85,000 of the Owed Acquisition-Related Balance as of May 2006 and any associated penalties related to the US$85,000, in accordance with SSTY's pre-spin-out May 2006 agreement with the Former ONTV Owners, TPID shall issue the Former ONTV Owners Six Million restricted common shares of TPID, as set forth in subsection 4.3(c) of this Agreement.

         (b). Subject to the terms and condition of this Agreement, TPID shall assume any penalties, late fees or charges, interest payments, collection-related fees or charges, and other payments imposed by the Former ONTV Owners over and above the August 2006 SSTY-ONTV Balance arising from SSTY's failure to timely make the required payments to the Former ONTV Owners related to the ONTV corporate shell (collectively, the "ONTV Penalties"). Any and all monies that TPID shall pay towards the ONTV Penalties shall be deducted from the amount of the Subject Payment (defined in Section 4.4 below of this Agreement). TPID shall pay the amount of the ONTV Penalties in full to the Former ONTV Owners by June 30, 2007 or other subsequent date agreed to by the Former ONTV Owners. SSTY shall remain jointly and severally liable to the Former ONTV Owners with respect to the ONTV Penalties; and

         (c). After SSTY's Acquisition of ONTV, but before the issuance of acquired ONTV shares to SSTY's shareholders, SSTY defaulted on its agreements associated with the Acquisition of ONTV and therefore agreed with the Former ONTV Owners to issue them Six Million (6,000,000) restricted common shares of TPID (the "ONTV Former Owners-Owed Restricted Shares"), in substitution of the agreement to have paid Eighty-Five Thousand U.S. Dollars (US$85,000) towards the Owed Acquisition-Related Balance. TPID agrees to issue the ONTV Former Owners-Owed Restricted Shares to the Former ONTV Owners in compliance with an available exemption from registration under the Securities Act of 1933 and applicable state law. In return, SSTY shall give TPID a credit towards the cash payments owed by TPID to SSTY under this Agreement in the amount of Eighty-Five Thousand U.S. Dollars (US$85,000), as further set forth in Section 4.4 below of this Agreement.

         4.4. Cash Payments. Subject to the terms and conditions of this Agreement, including, but not limited to, Section 4.3 above of this Agreement and the further provisions of this Section 4.4, within three (3) years from the Effective Date, TPID shall remit to SSTY, on an interest-free basis, the total sum of One Million One Hundred Thirty Thousand United States Dollars (US$1,130,000) minus the amount of the ONTV Penalties paid by TPID to the Former ONTV Owners. (The total amount of cash payments owed by TPID to SSTY under this Section the "Subject Payment"). For the sake of clarity, the US$1,130,000 referenced in the preceding sentence represents: (a) the parties' total payment amount pre-deductions of US$1,500,000, MINUS (b) the US$85,000 credit set forth in Section 4.3(c) of this Agreement), MINUS (c) the remaining principal balance of the Owed Acquisition-Related Balance of $285,000 (which excludes certain interest and penalties); the US$1,130,000 does not include the amount of the ONTV Penalties paid by TPID to the Former ONTV Owners, which are to be further deducted from the Subject Payment. TPID shall remit the Subject Payment in accordance with the terms, conditions and payment schedule set forth in this
Section 4.4 and subsection 4.4.1 of this Agreement.

                  4.4.1. Subject to the terms and conditions of this Agreement, TPID shall make mandatory prepayments of the Subject Payment under this


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

Agreement equal to: (a) Fifty Thousand U.S. Dollars (US$50,000) upon receipt of the first One Million U.S. Dollars of funding raised by TPID through investment after the Execution Date (the "Initial $1 Million New Investment"); and (b) twenty-five percent (25%) of any funding raised by TPID through investment after the Initial $1 Million New Investment. TPID shall remit such payments on an interest-free basis to SSTY, within seven (7) calendar days (excluding holidays) after receipt by TPID of the applicable funding (after wire and other transactional costs, attorney fees, and broker/ finder fees and/or commissions are deducted) until the Subject Payment is paid in full. Amounts unpaid after said seven (7) calendar days (excluding holidays) shall bear interest (simple interest) at an annual rate equal to the prime rate set forth in the Wall Street Journal on the date such amounts were due plus two percent (2%).

         4.5. Upon the Effective Date, title to SSTY's Chinese JV Interest (as defined above) (whether in the form of shares, units or other indicia of ownership) shall be vested and held in and by TPID, subject to the security interest discussed in this Section 4.5. To secure the full payment of the Subject Payment, TPID hereby grants to SSTY a security interest in SSTY's
Chinese JV Interest. TPID authorizes SSTY to file the appropriate UCC-1 financing statements ("UCC-1s") to perfect SSTY's security interest in SSTY's Chinese Joint Venture Interest simultaneous with the closing in all appropriate jurisdictions, together with any amendments, modifications, and substitutions thereto. SSTY shall prepare and submit any and all UCC-1s it intends to file to TPID for TPID's review prior to SSTY's filing the UCC-1s. Upon receipt of documentation that the Subject Payment and payment of the amounts agreed upon in Attachment A, have been paid in full, SSTY shall: (a) immediately and unconditionally release any and all claims by or of SSTY to SSTY's Chinese JV Interest; and (b) shall immediately extinguish, release, and/or otherwise terminate any UCC-1s filed against TPID relating to SSTY's Chinese JV Interest. TPID shall be as of the Effective Date the legal and beneficial owners of SSTY's Chinese JV Interest as to allow TPID to solely and fully participate in and make any and all decisions and engage in any and all activities regarding the Chinese Joint Venture. TPID shall not pledge, sell or otherwise transfer, without SSTY's consent (which SSTY shall not unreasonably withhold), any interest in SSTY's Chinese JV Interest (including the sale of a controlling interest in TPID) until such time as the Subject Payment is paid in full. Subject to the terms and conditions of this Agreement, as of the Effective Date, SSTY shall not participate in any manner in the operations, funding, acquisition of new contracts, affairs, decisions, management, and other activities or matters of or relating in any way to the day to day operations of Chinese Joint Venture and shall in no way interfere or obstruct any activity by TPID in connection with the Chinese Joint Venture, provided, however, that Globe Staff Consulting Corporation may continue to collaborate with the Chinese Joint Venture solely in connection with Globe Technologies, including, but not limited to, those technologies SSTY and/or Globe Staff Consulting Corporation owns and/or has acquired, including, but not limited to, its proprietary technologies relating to All-In-One-Key, and any others that do not conflict with the other terms hereof.


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


                                    ARTICLE V
                              RESTRICTIVE COVENANTS

         Each Party covenants to the other Party and agrees to the following Restrictive Covenants:

         5.0. DEFINITIONS.

                  5.0.1. For purposes of Article V only, the term, "SSTY," shall mean SSTY and its directors, officers, parents, subsidiaries, affiliates, employees and agents.

                  5.0.2. For purposes of Article V only, the term, "TPID," shall mean TPID and its directors, officers, parents, subsidiaries, affiliates, employees and agents.

                  5.0.3. For purposes of Article V only, the term, "Recipient Party" shall mean the Party (and its directors, officers, parents, subsidiaries, affiliates, employees and agents) receiving any nonpublic, proprietary or confidential information, knowledge or data relating to the other Party and/or any of its subsidiaries, affiliated companies or businesses.

                  5.0.4. For purposes of Article V only, the term, "Disclosing Party," shall mean the Party (and its directors, officers, parents, subsidiaries, affiliates, employees and agents) disclosing to the other Party any nonpublic, proprietary or confidential information, knowledge or data of the none-recipient Party and/or any of its subsidiaries, affiliated companies or businesses.

         5.1. Each Recipient Party agrees that it shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than for the benefit of the Disclosing Party, any nonpublic, proprietary or confidential information, knowledge or data relating to the Disclosing Party, any of its subsidiaries, affiliated companies or businesses. Included, without limitation, among such protected proprietary or confidential information are trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, all of which is confidential to the Disclosing Party and not generally known in the relevant trade or industry. This subsection 5.1 shall not apply to information that (i) was known to the public prior to its disclosure to the Recipient Party; (ii) becomes known to the public subsequent to disclosure to the Recipient Party through no wrongful act of the Recipient Party or any representative of the Recipient Party; or (iii) the Recipient Party is required to disclose by applicable law, regulation or legal process (provided that the Recipient Party provides the Disclosing Party with prior notice of the contemplated disclosure and reasonably cooperates with the Disclosing Party at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Recipient Party's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.


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


         5.2. Until the date the Subject Payment is paid in full and for the one
(1) year period thereafter, each Party agrees that it will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee or consultants of the other Party or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the other Party or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the other Party or any of its subsidiaries or affiliates to purchase goods or services then sold by the other Party or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the non-competition provision set forth in subsection 5.3 below). Included, without limitation, among such employees and/or consultants of TPID are: Richard Bendis, John Voeller, J.T. Koffenberger, Fred Young, and Richard Miller.

         5.3. The Parties agree to the following anti-competition provisions:

                  5.3.1. SSTY Non-Competition Obligations. Subject to the other terms and conditions of this Agreement, until the date the Subject Payment is paid in full and for the one (1) year period thereafter, SSTY agrees that it will not, directly or indirectly, (i) compete with respect to any services or products of TPID relating in any way to anti-counterfeiting and/or product authentication; or (ii) own, manage, operate, control, or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which TPID or any of its subsidiaries or affiliates is engaged on Effective Date or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which TPID conducts business. This subsection
5.3.1. shall not apply, however, to: (a) any geo- tracking-related services or products or business wholly unrelated to anti-counterfeiting and/or product authentication, which is owned and developed as of the Effective Date by SSTY and/or Globe Staff Consulting Corporation; and (b) any All-In-One-Key-related services or products or business wholly unrelated to anti-counterfeiting and/or product authentication, which is owned and developed as of the Effective Date by SSTY and/or Globe Staff Consulting Corporation.

                  5.3.2. TPID's Non-Competition Obligations. Subject to the other terms and conditions of this Agreement, until the date the Subject Payment is paid in full and for the one (1) year period thereafter, TPID agrees that it will not, directly or indirectly, (i) compete with respect to any geo-tracking-related or All-in-One-Key-related services or products of SSTY and Globe Staff Consulting Corporation, which are wholly unrelated to anti-counterfeiting and/or product authentication, and which are being offered or are being developed or acquired by SSTY and/or Globe Staff Consulting Corporation as of the Effective Date; or (ii) own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which Globe Staff Consulting Corporation or any of its subsidiaries or affiliates is engaged on Effective Date or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which Globe Staff Consulting Corporation conducts business. TPID relinquishes to SSTY any and all rights it may have to the MAX.COM deal.

                  5.3.3. The Parties recognize that there may be areas for collaboration between TPID's anti-counterfeiting, product authentication and KMAC software technologies on one hand and SSTY's and Globe Staff Consulting Corporation's geo-tracking and All-In-One-Key technologies on the other hand. For instance, a single product such as a smartcard may contain, at the same time, anti-counterfeiting technology provided by TPID and geo-tracking technology provided by Globe Staff Consulting Corporation or SSTY. It is not the Parties' intent in this Agreement to preclude such possible collaboration in the future, provided that (a) SSTY is precluded from competing with TPID on technology that is applicable only to anti-counterfeiting, product authentication; and (b) TPID is precluded from competing with SSTY on technology that is applicable only to geo-tracking, MAX.COM and All-In-One-Key technologies.

                  5.3.3.1. In the event that either Party is approached or asked by a customer to provide services, technologies, solutions and/or applications in connection with a product which may involve anti-counterfeiting technology of the nature provided by TPID and geo-tracking technology of the nature provided by Globe Staff Consulting Corporation or SSTY, the Parties shall attempt in good faith to collaborate with each other to provide and offer a joint solution involving both TPID and Globe Staff Consulting Corporation/ SSTY technology, services, applications or solutions to the customer.

                  5.3.3.2. In the event that SSTY and/or Globe Staff Consulting Corporation is approached or asked by a customer for certain anti-counterfeiting, product authentication, and/or KMAC software technologies, services or other solutions/ applications in conjunction with SSTY's and/or Globe Staff Consulting Corporation's geo-tracking, MAX.COM and All-In-One-Key technologies, SSTY and/or Globe Staff Consulting Corporation must first offer those anti-counterfeiting, product authentication, and/or KMAC software services or other arrangements to TPID, and may only pursue those anti-counterfeiting, product authentication, and/or KMAC software services or other arrangements if TPID cannot sufficiently and reasonably address the customer's needs and specifications.

                  5.3.3.3.  In the event that TPID is approached or asked  by  a customer for certain geo-tracking technologies, services or other solutions/ applications and/or All-In-One Key technologies in conjunction with TPID's anti-counterfeiting, product authentication, and/or KMAC software technologies, services, solutions and/or applications, TPID must first offer those geo-tracking services or other arrangements to SSTY and/or Globe Staff Consulting Corporation, and may only pursue those geo-tracking services or other arrangements if SSTY and/or Globe Staff Consulting Corporation cannot sufficiently and reasonably address the customer's needs and specifications.

         5.4. The Parties acknowledge and agree that the non-breaching Party's remedies at law for a breach or threatened breach of any of the provisions of
Article 5 of the Agreement is inadequate and will result in immediate irreparable harm, and in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available to the non-breaching Party at law or equity, the non-breaching Party, without posting any bond and without the necessity of proving damages, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctive or mandatory relief or any other equitable remedy which may then be available, without prejudice to any other rights and remedies which may be available at law or in equity.

         5.5. If it is determined by a court of competent jurisdiction in any state or custody that any restriction in Article 5 of this Agreement is excessive in duration or scope or is unreasonable or invalid or unenforceable under the laws of that state, it is the intention of the Parties that such restriction shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions, and that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state, province, or country.

         5.6. The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the parties' right of the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants

         5.7. The obligations contained in Article 5 of this Agreement shall survive the termination or expiration of this Agreement and shall be fully enforceable thereafter.

                                   ARTICLE VI
                            WARRANTIES BY EACH PARTY

         6.0 Warranties by TPID. Subject to the further provisions of this Agreement, TPID represents and warrants to SSTY:

                  6.0.1. TPID is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power to own its assets and operate its business as now conducted.

                  6.0.2. TPID has the right and power and ability to enter into and carry out each and every term or provision of this Agreement, and there are no other agreements with any other party in conflict herewith.

                  6.0.3. The transactions contemplated under this Agreement do not, to the best of its knowledge, information and beliefs infringe upon any valid right of any third party.

                  6.0.4. This Agreement has been duly executed and delivered by TPID and is a valid and binding agreement of TPID enforceable against TPID in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

                  6.0.5. With the exception of the  investigation  referenced in
Section 9.16 of this Agreement, to TPID's best knowledge, there are no actions, suits, proceedings, arbitrations or investigations pending, or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against or by TPID, which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damages in respect of this Agreement or the performance hereof by TPID.

         6.1. Warranties by SSTY. Subject to the further provisions of this Agreement, SSTY represents and warrants to TPID:

                  6.1.1. SSTY is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, having all requisite corporate power to own its assets and operate its business as now conducted.

                  6.1.2. SSTY has the right, power, ability, and present and future intent to enter into and carry out each and every term or provision of this Agreement, and there are no other agreements with any other party in conflict herewith.

                  6.1.3. The transactions contemplated under this Agreement do not, to the best of its knowledge, information and beliefs infringe upon any valid right of any third party.

                  6.1.4. This Agreement has been duly executed and delivered by SSTY and is a valid and binding agreement of SSTY enforceable against SSTY in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

                  6.1.5. With the exception of the  investigation  referenced in
Section 9.16 of this Agreement, to SSTY's best knowledge, there are no actions, suits, proceedings, arbitrations or investigations pending, or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against or by SSTY, which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damages in respect of this Agreement or the performance hereof by SSTY.

                  6.1.6. Subject to the terms and conditions of this Agreement and applicable law, SSTY will convey to TPID good and valid title to SSTY's Chinese Joint Venture Interest, free and clear of any liens, claims, security interests and encumbrances.

                                   ARTICLE VII
                                     DEFAULT

         7.0 TIME IS OF THE ESSENCE IN THE PERFORMANCE OF EACH OBLIGATION, COVENANT AND CONDITION UNDER THIS AGREEMENT.

         7.1. The failure by any Party to perform any of its material obligations under this Agreement in accordance with the schedule, timeframes, terms and other conditions of this Agreement, if left uncured upon thirty (30) days written notice of such failure by the other Party, shall be deemed a default of this Agreement.

         7.2. A default of this Agreement shall also arise in the event of the filing by or against a Party of a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief with respect to the Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Party or any substantial part of its property and, in the case of any involuntary proceeding not consented to by the Party, such proceeding is not dismissed within sixty (60) days.

         7.3. In addition to the other equitable and legal remedies which are set forth in this Agreement, and which the Parties may otherwise have under applicable law, the Parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforceable, and neither Party will take any action to impede the other from seeking to enforce such rights of specific performance.

         7.4. SSTY acknowledges and agrees that TPID's remedies at law for a breach or threatened breach of any of the provisions of Articles I, II, and III and Section 4.4 of this Agreement are inadequate because of the immediate irreparable harm caused to the non-breaching Party, and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available at law or equity, the non-breaching Party, without posting any bond and without the necessity of proving damages,  shall be immediately  entitled to
obtain  equitable  relief  in  the  form  of  specific  performance,   temporary
restraining order,  temporary or permanent injunctive or mandatory relief or any other  equitable  remedy which may then be available,  without  prejudice to any other rights and remedies which may be available at law or in equity.

         7.5. In the event TPID fails to pay the Subject Payment in full within three (3) year of the Effective Date, after failing to cure such failure within thirty (30) days of SSTY's written notice of such failure, the unpaid balance owed on the Subject Payment shall accrue interest at the annual rate, simple interest, of the prime rate set forth in the Wall Street Journal on the three-year anniversary date of the Effective Date.

                                  ARTICLE VIII
                                     NOTICES

         8.0. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand,
(ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to SSTY:                                 If to TPID:

Michael M. Cimino, President                Richard A. Bendis, CEO and President
Sure Trace Security Corporation             True Product ID, Inc.
1615 Walnut Street, 3rd Floor               2600 Centre Square West
Philadelphia, PA 19103                      1515 Market Street
Facsimile: (215) 972-6988                   Philadelphia, PA 19102
E-Mail: michaelc@suretrace.com              Fax: (215) 320-1991
                                            E-Mail: rbendis@tpid.net

If to STA:                                  If to WILLIAM CHAN:

William Chan, CEO                           WILLIAM CHAN
SURE TRACE ASIA LIMITED                     also known as CHAN WAI KEUNG
later renamed True Product ID Technology    Suite 1005, Allied Kajima Building 138,
Limited                                     Gloucester Road, Hong Kong.
Suite 1005, Allied Kajima Building 138,     E-Mail: williamchan@hk.com
Gloucester Road, Hong Kong
E-Mail: williamchan@hk.com


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.0 EXPENSES. Each Party shall pay all of its own expenses in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation the reasonable fees and expenses of its agents, representatives, counsel, financial advisors and consultants.

         9.1. SURVIVAL OF THE PARTIES' REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each Party in this Agreement shall survive the Effective Date and the closing of the transactions contemplated in this Agreement.

         9.2.     AMENDMENT AND WAIVER.

                  9.2.1. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by both Parties.

                  9.2.2. No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

                  9.2.3. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such rights, remedy, power, or privilege with respect to any other occurrence.

         9.3. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable, and the remaining provisions hereof shall continue in full force and effect.

         9.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties and their legal representatives, successors and assigns.

         9.5. GOVERNING LAW. The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement and any disputes arising from this Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         9.6. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Parties, and supersedes all prior Agreements, whether written or oral, relating to the subject matter hereof. Other than the representations and warranties set forth in this Agreement, the Parties acknowledge that there are no representations which bind the Parties and waive any and all claims relating to such representations.

         9.7. DISPUTE RESOLUTION. Any dispute or controversy arising under or in connection with this Agreement shall be exclusively commenced in the United States District Court for the Eastern District of Pennsylvania and, if jurisdiction is not proper there, the Court of Common Pleas of Philadelphia County. The Parties agree to waive any and all rights to a trial by jury.

         9.8. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same original. Executed copies may be received by facsimile or e-mail provided that the original documents is subsequently sent to and received by all the Parties.

         9.9. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         9.10. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, to induce TPID to enter into this Agreement, each of the Parties, STA, and William Chan each agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including, but not limited to, executing and delivering any and all necessary agreements, to consummate, effectuate, and make effective the transactions contemplated by this Agreement.

         9.11. Words importing the singular include the plural and vice versa; words importing a gender include every gender and references to persons include corporations, partnerships, and other unincorporated associations or bodies of persons.

         9.12. The words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

         9.13. This Agreement is the product of negotiation between the Parties, STA, and William Chan. This Agreement shall be construed in accordance with its plain meaning and shall not be construed for or against any Party, STA, and William Chan on account of the role of any Party or its counsel in the drafting of this Agreement. Each Party acknowledges that it has access to and/or has consulted with independent counsel in connection with this Agreement.

         9.14. FORCE MAJEURE. Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, including, but not limited to, Acts of God, acts of civil, government, or military authority, civil disturbance, war, strikes or other labor difficulties, floods, fires, power failures, natural catastrophes or other "force majeure" events.

         9.15. By their signatures hereto, William Chan and Sure Trace Asia Limited each: (a) acknowledge that as of the Execution Date they have completely relinquished to SSTY all right, title and interest in and to the 40% ownership interest in the Chinese JV SSTY is selling TPID under this Agreement (the "Subject 40% Chinese JV Interest"); (b) completely consent to and agree not to oppose in any manner the sale by SSTY to TPID of the Subject 40% Chinese JV Interest; and (c) release all claims, rights, and interests of William Chan and/or Sure Trace Asia Limited to the Subject 40% Chinese JV Interest.

         9.16. In the event that the transactions contemplated in this Agreement are adversely and materially affected by the ongoing investigation by the United States Securities and Exchange Commission (the "SEC") regarding SSTY, subject to SEC regulations, both Parties shall work in good faith to fully implement the terms of this Agreement, including, but not limited to, the transfer of the Subject 40% Chinese JV Interest from SSTY to TPID, the termination of the March 16, 2006 Licensing Agreement, and the modification of the March 17, 2006 Agreement as set forth in this Agreement, to the fullest extent possible and to effectuate and execute any necessary amendments or modifications to this Agreement.

         9.17. The Effective Date of this Agreement shall be the earlier of: (a) the conclusion of the aspects, if any, of the ongoing SEC investigation relating to any transactions contemplated in this Agreement or (b) forty-five (45) days from the Execution Date of this Agreement. SSTY explicitly acknowledges that in the time period between the Execution Date and the Effective Date, it has no authority nor the intent to withdraw its consent to this Agreement in any respect. SSTY considers its consent to transfer the Subject 40% Chinese JV Interest to be irrevocable.

         9.18. TPID and SSTY shall mutually agree on the issuance of any press release or public statements in respect of this Agreement and shall not issue any such press release or any public statement prior to such mutual agreement, except as may be required by applicable law. To the extent allowable by law, each Party shall reasonably consent to a press release or public statement prepared by the other Party within 24 hours of receiving a draft press release or public statement and it being approved by securities counsel.

[SIGNATURE PAGE BELOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

SURE TRACE SECURITY CORPORATION


BY:
    ----------------------------
         MICHAEL M. CIMINO
         PRESIDENT

SURE TRACE ASIA LIMITED,
LATER RENAMED
TRUE PRODUCT ID TECHNOLOGY LIMITED


BY:
    ----------------------------
         WILLIAM CHAN A/K/A
         CHAN WAI KEUNG
         CEO



--------------------------------
WILLIAM CHAN, also known as
CHAN WAI KEUNG


TRUE PRODUCT I.D., INC.


BY:
     ---------------------------
         RICHARD A. BENDIS
         CHIEF EXECUTIVE OFFICER